UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                  Commission File Number 0-25761

                           NOTIFICATION OF LATE FILING

(Check One):  |_| Form 10-K   |_| Form 11-K   |_|Form 20-F   |X|Form 10-Q

|_| Form N-SAR
    For Period Ended: September 30, 2001
                      ----------------------------------------------------------

|_| Transition Report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR
|_| For the Transition Period Ended: ___________________________________________

      Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________
________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant: Log On America, Inc.
                         -------------------------------------------------------

Former name if applicable:
________________________________________________________________________________

Address of principal executive office (Street and number)

                          One Cookson Place, 6th Floor
--------------------------------------------------------------------------------

City, state and zip code  Providence, Rhode Island 02903
                          ------------------------------------------------------

                                     PART II
                             RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X|   (a)   The reasons  described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report,  semi-annual report, transition report on
            Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|   (c)   The  accountant's  statement  or  other  exhibit  required  by  Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (attach extra sheets if needed)

      The Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2001 cannot be filed within the prescribed time period without unreasonable effort or expense because of temporary shortages in the Registrant's staff responsible for the preparation of financial information.

                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

   Jonathan D. Whitesell          (401)                     453-6100
--------------------------------------------------------------------------------
          (Name)               (Area Code)             (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                  |X| Yes |_| No

      (3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Log On America, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 14, 2001       By: /s/ Jonathan D. Whitesell
      ----------------------        -------------------------------------------
                                    Name: Jonathan D. Whitesell
                                      Principal Financial and Accounting Officer

      Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.